For Immediate Release

U.S. ENERGY CORP. ANNOUNCES KOBEX TERMINATES EXPLORATION, OPERATING AND MINE DEVELOPMENT AGREEMENT AT “LUCKY JACK” MOLYBDENUM PROJECT

RIVERTON, Wyoming – March 31, 2008 – U.S. Energy Corp. (NASDAQ Capital Market:  “USEG”) announced today that its partner, Kobex Resources Ltd. (Kobex) (TSX-V: KBX) has terminated its agreement with U.S. Energy Corp. in relation to the Lucky Jack molybdenum Project in Gunnison County, Colorado.

Kobex reported that its decision was made reluctantly since the Lucky Jack (Mt. Emmons) molybdenite property is still considered to be one of the best undeveloped primary molybdenum deposits in the world. However, their concerns with the regulatory and legal uncertainties at the Federal, State, County and Municipal levels, in their opinion were too great for them to justify the necessary time and major pre-development expenditures that are required to advance this property.

Mark Larsen, President of U.S. Energy Corp. stated, “While we are disappointed to see Kobex leave the project, we are still very confident that the Lucky Jack Project will be mined in the future.  We understand the political and regulatory environment involves uncertainty; however, we remain undeterred in our resolve to move this project forward.  U.S. Energy Corp. is in a very strong cash position and we plan to continue the studies and permitting efforts currently in progress to develop the Lucky Jack molybdenum project.”

Keith G. Larsen, CEO of U.S. Energy Corp. stated, “Kobex’s decision to move on to other opportunities means that U.S. Energy Corp. again owns and controls 100% of the ‘world-class’ Lucky Jack molybdenum deposit.  Kobex spent over $8 million on the project, all for the benefit of our shareholders.  This is in addition to over $150 million reportedly spent by the previous owners.  We are evaluating all of our options in regards to the property, which may include bringing a much larger mining company in as a joint venture partner.”

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Press Release
March 31, 2008

About U.S. Energy Corp.
U.S. Energy Corp. is a diversified natural resource company with interests in molybdenum, oil and gas, gold, and real estate.  While the Company’s primary emphasis is investments in the natural resources sector, it is also broadening its business interests to include cash-flow-generating investments driven by surging growth created by energy and mining activity in the intermountain west region of the United States.

The Company is headquartered in Riverton, Wyoming, and its common stock is listed on The NASDAQ Capital Market under the symbol “USEG”.

Disclosure Regarding Mineral Resources
Under SEC and Canadian Regulations;
and Forward-Looking Statements

The Company owns or may come to own stock in companies which are traded on foreign exchanges, and may have agreements with some of these companies to acquire and/or develop the Company’s mineral properties.  Examples of these other companies are Sutter Gold Mining Inc. and Kobex Resources Ltd.  These other companies are subject to the reporting requirements of other jurisdictions.

United States residents are cautioned that some of the information available about our mineral properties, which is reported by the other companies in foreign jurisdictions, may be materially different from what the Company is permitted to disclose in the United States.

This news release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect," or similar expressions.  These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in mineral prices, the availability of capital, competitive factors, and other risks.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

For further information on the differences between the reporting limitations of the United States, compared to reports filed in foreign jurisdictions, and also concerning forward-looking statements, please see the Company’s Form 10-K (“Disclosure Regarding Forward-Looking Statements”; “Disclosure Regarding Mineral Resources under SEC and Canadian Regulation”; and “Risk Factors”); and similar disclosures in the Company’s Forms 10-Q.

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For further information, please contact:
Keith G. Larsen, CEO or Mark J. Larsen, President
U.S. Energy Corp. (307) 856-9271